Exhibit 99.1

FOR IMMEDIATE RELEASE:

Mastech Holdings, Inc. Reports Second Quarter 2016 Results

PITTSBURGH, PA – July 27, 2016 - Mastech Holdings, Inc. (NYSE MKT: MHH), a national provider of Information Technology staffing services, announced today its financial results for the second quarter ended June 30, 2016.

Second Quarter 2016 Highlights:

•	Revenues totaled $33.6 million compared to $29.3 million in the 2015 second quarter; and represented a 6% sequential increase over first quarter 2016;

•	Gross profit margins increased to 20.5% from 18.8% in the second quarter of 2015 and 19.3% in the first quarter of 2016;

•	Non-GAAP diluted earnings per share were $0.25 versus $0.18 per diluted share in the 2015 second quarter;

•	GAAP diluted earnings per share were $0.21 versus $0.09 per diluted share in the 2015 second quarter; and

•	Consultants-on-Billing increased by 7% during the second quarter of 2016 compared to flat organic growth in the second quarter of 2015.

Second Quarter Results:

Revenues for the second quarter of 2016 totaled $33.6 million compared to $29.3 million during the corresponding quarter last year. Gross profit in the second quarter of 2016 was $6.9 million compared to $5.5 million in the second quarter of 2015. GAAP net income for the second quarter of 2016 totaled $945,000, compared to $382,000 during the same period last year. Non-GAAP net income for the second quarter of 2016 was $1.1 million, compared to $801,000 in the second quarter of 2015. GAAP diluted earnings per share were $0.21 in the second quarter of 2016 compared to $0.09 in the second quarter of 2015. Non-GAAP diluted earnings per share were $0.25 in the second quarter of 2016 compared to $0.18 for the corresponding period in 2015.

Demand for the Company’s staffing services was up from the previous quarter, resulting in an increase to our consultant-base of 62 consultants to a total of 916 consultants-on-billing at quarter end. Gross margins in the second quarter of 2016 were 20.5%, representing a material increase from both the previous quarter’s 19.3% gross margin performance and the 18.8% margins that were reported in second quarter 2015.

Commenting on the Company’s second quarter 2016, Vivek Gupta, Mastech’s Chief Executive Officer, stated, “We were able to organically grow our consultant-base during the quarter by 7%; our gross margins improved nicely from a quarter ago; and we completed a number of personnel moves aimed at strengthening our leadership capabilities and improving our operational effectiveness. Additionally, we have begun our journey of re-positioning Mastech to capitalize on opportunities in the vast area of digital technologies.”

Jack Cronin, Mastech’s Chief Financial Officer, stated, “Our financial position at June 30, 2016 remains strong with $13 million of outstanding debt, net of cash balances on hand, and access to $10.7 million of borrowing capacity. During the quarter, we were able to reduce our outstanding debt balance by approximately $1.7 million.”

In conjunction with its second quarter earnings release, Mastech will host a conference call at 9:00 A. M. ET on July 27, 2016 to discuss these results and to answer questions. A live webcast of this conference call will be available on the Company’s website, www.mastech.com. Simply click on the Investor Relations section and follow the links to the live webcast. The webcast will remain available for replay through August 3, 2016.

About Mastech Holdings, Inc.:

Leveraging the power of 30 years of IT experience, Mastech (NYSE MKT: MHH) provides Information Technology Staffing services in the disciplines which drive today’s business operations. More information about Mastech can be found at Mastech’s website: www.mastech.com.

Use of non-GAAP Measures:

This press release contains non-GAAP financial measures to supplement our financial results presented on a GAAP basis. The presentation of these financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. Reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

We believe that providing non-GAAP net income and non-GAAP diluted earnings per share offers investors useful supplemental information about the financial performance of our business, enables comparison of financial results between periods where certain items may vary independent of business performance, and allows for greater transparency with respect to key metrics used by management in operating our business. Additionally, management uses these non-GAAP financial measures in evaluating the Company’s performance.

Specifically, the non-GAAP financial measures contained herein exclude the following expense items:

Amortization of acquired intangible assets: We amortize intangible assets acquired in connection with our June 2015 acquisition of Hudson IT. We exclude these amortization expenses in our non-GAAP financial measures because we believe it allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Acquisition related transaction expenses: We incurred significant expenses in connection with our acquisition of Hudson IT which we generally would not have otherwise incurred in the periods presented as part of our continuing operations. These transaction expenses consist of investment banking fees, legal expenses, audit charges related to our acquired companies and various advisor costs. We believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates a helpful comparison of our results with other periods.

Stock-based compensation expenses: We incur material recurring expense related to non-cash, stock-based compensation. We exclude these expenses in our non-GAAP financial measures because we believe that it provides investors with meaningful supplemental information regarding operational performance. In particular, because of varying available valuation methodologies, subjective assumptions and the variety of award types that companies can use under ASC 718, we believe that providing non-GAAP financial measures that exclude these expenses allows investors to make more meaningful comparisons between our operating results and those of other companies within our industry and facilitates comparison of our results with other periods.

Severance charges: From time to time, we incur severance expense related to the termination by the Company of leadership personnel. While it is probable that these expenses will occur in the future, we believe that providing non-GAAP financial measures that exclude these expenses are useful for investors to understand the effects of these items on our total operating expenses and facilitate comparison of our results with other periods.

Forward-Looking Statements:

Certain statements contained in this release are forward-looking statements based on management’s expectations, estimates, projections and assumptions. Words such as “expects,” “anticipates,” “plans,” “believes,” “scheduled,” “estimates” and variations of these words and similar expressions are intended to identify forward-looking statements, which include but are not limited to (i) projections of revenues, earnings, and cash flow, and (ii) the expected completion of the acquisition, the time frame in which this will occur, the expected benefits to Mastech from completing the acquisition and the expected performance of Mastech following completion of the acquisition. These statements are based on information currently available to the Company and it assumes no obligation to update the forward-looking statements as circumstances change. These statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Therefore, actual future results and trends may differ materially from what is forecast in forward-looking statements due to a variety of factors, including, without limitation, the level of market demand for its services, the highly competitive market for the types of services offered by the Company, the impact of competitive factors on profit margins, market conditions that could cause the Company’s customers to reduce their spending for its services, and the Company’s ability to create, acquire and build new lines of business, to attract and retain qualified personnel, reduce costs and conserve cash, and other risks that are described in more detail in the Company’s filings with the Securities and Exchange Commission including its Form 10-K for the year ended December 31, 2015.

# # #

For more information, contact:

Donna Kijowski

Manager, Investor Relations

Mastech Holdings, Inc.

888.330.5497

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$735	$848
Accounts receivable, net	22,755	19,190
Prepaid and other current assets	731	587
Deferred income taxes	284	217

Total current assets	24,505	20,842
Equipment, enterprise software and leasehold improvements, net	603	656
Deferred income taxes	99	92
Deferred financing costs, net	78	97
Non-current deposits	232	237
Goodwill	8,427	8,427
Intangible assets, net	7,720	8,126

Total assets	$41,664	$38,477

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt	$1,800	$1,800
Accounts payable	2,901	2,213
Accrued payroll and related costs	7,122	5,965
Deferred revenue and other liabilities	1,009	1,958

Total current liabilities	12,832	11,936
Long-term liabilities:
Long-term debt, less current portion	11,913	10,738

Total liabilities	24,745	22,674
Shareholders’ equity:
Common stock, par value $0.01 per share	52	52
Additional paid-in capital	13,295	13,114
Retained earnings	7,733	6,777
Accumulated other comprehensive (loss)	(40)	(19)
Treasury stock, at cost	(4,121)	(4,121)

Total shareholders’ equity	16,919	15,803

Total liabilities and shareholders’ equity	$41,664	$38,477

MASTECH HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2016	2015	2016	2015
Revenues	$33,629	$29,305	$65,343	$56,365
Cost of revenues	26,740	23,790	52,341	46,163

Gross profit	6,889	5,515	13,002	10,202
Selling, general and administrative expenses	5,225	4,896	11,203	9,255

Income from operations	1,664	619	1,799	947
Other income/(expense), net	(139)	2	(257)	(15)

Income before income taxes	1,525	621	1,542	932
Income tax expense	580	239	586	355

Net income	$945	$382	$956	$577

Earnings per share:
Basic	$0.22	$0.09	$0.22	$0.13
Diluted	$0.21	$0.09	$0.21	$0.13
Weighted average common shares outstanding:
Basic	4,354	4,332	4,353	4,330

Diluted	4,451	4,436	4,450	4,437

MASTECH HOLDINGS, INC.

RECONCILIATION OF GAAP MEASURES TO NON-GAAP MEASURES

(Amounts in thousands, except per share data)

(Unaudited)

	Three Months ended June 30,		Six Months ended June 30,
	2016	2015	2016	2015
GAAP Net Income	$945	$382	$956	$577
Adjustments:
Amortization of acquired intangible assets	203	34	406	34
Stock-based compensation	70	98	185	193
Acquisition transaction expenses	—	549	—	599
Severance expenses	—	—	780	305
Income taxes adjustments	(104)	(262)	(521)	(430)

Non-GAAP Net Income	$1,114	$801	$1,806	$1,278

GAAP Diluted Earnings Per Share	$0.21	$0.09	$0.21	$0.13

Non-GAAP Diluted Earnings Per Share	$0.25	$0.18	$0.41	$0.29

Weighted average common shares outstanding:
GAAP Diluted Shares	4,451	4,436	4,450	4,437

Non GAAP Diluted Shares	4,451	4,436	4,450	4,437